Exhibit 10.32

CONSTELLIUM-UACJ ABS LLC

AUDITED FINANCIAL STATEMENTS AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2017 AND UNAUDITED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2016 AND FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

i

Report of Independent Auditors

To the Board of Managers of Constellium-UACJ ABS LLC

We have audited the accompanying financial statements of Constellium-UACJ ABS LLC, which comprise the balance sheet as of December 31, 2017 and the related statement of comprehensive income (loss), statement of member’s equity (deficit) and statement of cash flows for the year then ended.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Constellium-UACJ ABS LLC as of December 31, 2017, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Other Matter

The accompanying balance sheet of Constellium-UACJ ABS LLC as of December 31, 2017, and the related statement of comprehensive income (loss), statement of member’s equity (deficit) and statement of cash flows for the year then ended are presented for purposes of complying with Rule 3-09 of SEC Regulation S-X; however, Rule 3-09 does not require the 2016 and 2015 financial statements to be audited and they are therefore not covered by this report.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina

February 15, 2018

CONSTELLIUM-UACJ ABS LLC

BALANCE SHEETS

(In thousands)

	December 31, 2017	December 31, 2016
	Audited	Unaudited *
ASSETS
Current assets:
Cash and cash equivalents	$5,772	$5,789
Accounts receivable, less allowance for doubtful accounts of $0 in 2017 and 2016	41,815	7,389
Inventories, net	68,225	30,003
Prepaid and other current assets	265	401

Total current assets	116,077	43,582

Property and equipment, net	194,261	200,709

Total assets	$310,338	$244,291

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$27,302	$23,631
Accrued expenses and other current liabilities	16,663	5,987
Current maturities of capital lease obligations and other long-term debt	6,903	5,466
Borrowings under asset-backed loans	12,743	—
Loans from members	—	134,000

Total current liabilities	63,611	169,084

Loans from members	224,000	—
Capital lease obligations and other long-term debt, less current maturities	56,268	43,135

Total liabilities	343,879	212,219

Commitments and contingencies (Note 11)

Members’ equity (deficit):
Contributed capital	70,000	70,000
Accumulated other comprehensive loss	(30)	—
Retained deficit	(103,511)	(37,928)

Total members’ (deficit) equity	(33,541)	32,072

Total liabilities and members’ equity	$310,338	$244,291

*	Not covered by the auditor’s report

The accompanying notes are an integral part of these financial statements.

CONSTELLIUM-UACJ ABS LLC

STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)

	Years Ended December 31,
	2017	2016	2015
	Audited	Unaudited *	Unaudited *
Net sales	$138,997	$11,833	$527
Cost of sales	171,667	25,846	1,842

Gross loss	(32,670)	(14,013)	(1,315)

Operating expenses
Selling, general, and administrative expenses	16,318	8,662	5,161

Operating loss	(48,988)	(22,675)	(6,476)

Other expense (income)
Interest expense, net	17,338	6,937	—
Other income, net	(743)	(38)	(55)

Total other expense (income)	16,595	6,899	(55)

Net loss	$(65,583)	$(29,574)	$(6,421)

Other comprehensive income (loss):
Foreign currency translation adjustments	(30)	—	—

Total other comprehensive loss	(30)	—	—

Comprehensive loss	$(65,613)	$(29,574)	$(6,421)

*	Not covered by the auditor’s report

The accompanying notes are an integral part of these financial statements.

CONSTELLIUM-UACJ ABS LLC

STATEMENTS OF MEMBERS’ EQUITY (DEFICIT)

(In thousands)

	Retained Deficit	Accumulated Other Comprehensive Loss	Contributed Capital	Total Members’ Equity (Deficit)
Balance at January 1, 2015 **	$(1,933)	$—	$50,001	$48,068
Net loss	(6,421)	—	—	(6,421)
Equity contributions	—	—	19,999	19,999

Balance at December 31, 2015 **	$(8,354)	$—	$70,000	$61,646

Net loss	(29,574)	—	—	(29,574)

Balance at December 31, 2016 **	$(37,928)	$—	$70,000	$32,072

Net loss	(65,583)	—	—	(65,583)
Foreign currency translation adjustments	—	(30)	—	(30)

Balance at December 31, 2017 *	$(103,511)	$(30)	$70,000	$(33,541)

*	The statement of members’ equity (deficit) for the year ended December 31, 2017 is audited. The statements of members’ equity (deficit) for the years ended December 31, 2016 and 2015 are unaudited.
**	Not covered by the auditor’s report

The accompanying notes are an integral part of these financial statements.

CONSTELLIUM-UACJ ABS LLC

STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2017	2016	2015
	Audited	Unaudited *	Unaudited *
Operating activities:
Net loss	$(65,583)	$(29,574)	$(6,421)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation, depletion, and amortization	9,647	4,618	18
Changes in cash from operating assets and liabilities:
Accounts receivable	(34,426)	(7,039)	(350)
Inventories	(38,222)	(28,192)	(1,811)
Prepaid and other current assets	136	(181)	31
Accounts payable	3,671	4,664	11,999
Accrued expenses and other	10,646	4,771	1,216

Net cash (used in) provided by operating activities	(114,131)	(50,933)	4,682

Investing activities:
Purchases of property and equipment	(3,199)	(59,107)	(111,237)

Net cash used in investing activities	(3,199)	(59,107)	(111,237)

Financing activities:
Short-term borrowings (payments) under asset-backed loans	12,743	—	—
Proceeds from loans from members	90,000	80,500	53,500
Capital leases and other long-term debt borrowings	20,965	35,804	15,296
Payments on capital leases and other long-term debt	(6,395)	(2,499)	—
Cash equity contributions from members	—	—	19,999

Net cash provided by financing activities	117,313	113,805	88,795

Net (decrease) increase in cash and cash equivalents	(17)	3,765	(17,760)
Cash and cash equivalents at beginning of period	5,789	2,024	19,784

Cash and cash equivalents at end of period	$5,772	$5,789	$2,024

Supplemental disclosures of cash flow information:
Interest payments	$15,182	$10,266	$1,280

Capitalized interest	$—	$3,666	$1,273

*	Not covered by the auditor’s report

The accompanying notes are an integral part of these financial statements.

CONSTELLIUM-UACJ ABS LLC

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2017, 2016*, and 2015*

1.	Description of Business and Basis of Presentation

Constellium-UACJ ABS LLC is a joint venture between Constellium U.S. Holdings I LLC (“Constellium U.S.”), an indirect wholly-owned U.S.-based subsidiary of Constellium N.V. (collectively, with its subsidiaries, “Constellium”) and Tri-Arrows Aluminum Holding Inc. (“Tri-Arrows”), a U.S.-based subsidiary of UACJ Corporation (collectively, with its subsidiaries, “UACJ”), Sumitomo Corporation, Itochu Corporation, and Itochu Metals Corporation, to produce automotive body-in-white/aluminum flat-rolled sheet (“BiW”) in the United States and serve the growing North American automotive body sheet market. Constellium U.S. owns 51% of the joint venture, and Tri-Arrows holds the remaining 49% ownership interest in the joint venture. Certain key decisions require joint approval by the Company’s Board of Managers, which is organized by designees of Constellium U.S. and Tri-Arrows. The Company is operated from one combined manufacturing and administrative facility in Bowling Green, Kentucky, USA.

The parties to the joint venture executed the agreement to incorporate the Company in May 2014 (the “JV Agreement”). Construction of the manufacturing facility with a continuous annealing line with pre-treatment (“CALP line”) was completed in 2016, and operations commenced in June 2016.

Unless otherwise noted, references to the “Company” and “CUA” relate to Constellium-UACJ ABS LLC. The Company has one reportable segment serving the U.S. automotive industry.

The Company’s financial statements are presented on their historical basis of accounting for all periods. The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Amounts reported at and for the year ended December 31, 2017 were audited by CUA’s independent audit firm. All other years within these financial statements and notes are unaudited and not covered by the auditor’s report.

At December 31, 2017, the Company had a net asset deficiency of $33.5 million, which included related party loans of $224.0 million. However, the financial statements have been prepared on a going concern basis as the two ultimate parent companies—Constellium and UACJ—have pledged their intention to financially support the Company based on their proportionate ownership interests, such that the Company would be in a position to meet its financial obligations on a timely basis through February 15, 2019, and for a reasonable period thereafter.

2.	Significant Accounting Policies

Use of Estimates

The preparation of these financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Concentration of Risk

Purchases and Sales

The Company purchases flat-rolled aluminum from the joint venture partners and certain of their affiliates in the United States, Europe, and Japan and sells auto body sheet to customers in the U.S. automotive industry. The loss of any of these large aluminum producers or automotive customers could have a significant impact on the Company’s operations and cash flows.

During each of the years ended December 31, 2017 and 2016, the Company purchased approximately 97% and 96%, respectively, of its raw materials from its five largest suppliers.

During the years ended December 31, 2017 and 2016, the Company earned approximately 82% and 77%, respectively, of its revenue from its four largest customers. In 2017, two of the Company’s customers represented approximately 59% and 17%, respectively, of its revenue. Three customers accounted for 10% or more of the Company’s revenue in 2016, comprising approximately 39%, 17%, and 14% of revenue, respectively. CUA’s four largest customers accounted for approximately 83% and 95% of the trade receivable balances as of December 31, 2017 and 2016, respectively.

*	Not covered by the auditor’s report

CONSTELLIUM-UACJ ABS LLC

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2017, 2016*, and 2015*

Credit Risk

The Company currently does not require collateral from its customers; but, for its larger customers and in certain other instances, it does maintain credit insurance or require letters of credit to mitigate the effects of material payment defaults. In December 2017, the Company began negotiations with a major customer to replace insurance expected to expire in March 2018 with another policy or to obtain an alternative form of credit support. The Company currently holds an insurance policy to cover up to $30.0 million in losses due to a lack of payment by this customer. The policy has aggregate out-of-pocket costs for the Company of up to $3.0 million. Based on historical experience with the customer, management does not anticipate a payment default at this time or while negotiations progress.

Employment Related

As of December 31, 2017, the Company had 144 full-time and part-time employees and an additional 34 contractors employed in its Bowling Green facility. None of the Company’s employees are covered under collective bargaining agreements.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with a maturity date of three months or less when purchased. Cash and cash equivalents are maintained at financial institutions and balances may exceed federally insured limits at times.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable consists of amounts due from customers located throughout the United States. Collateral is generally not required to be posted by the Company’s customers.

The Company provides an allowance for doubtful accounts by a charge to the statements of comprehensive income (loss) in amounts equal to the estimated losses expected to be incurred. The estimated losses are based on the contractual terms of the receivables, historical collection experience, and a review of the current status of the existing receivables and customers’ creditworthiness. Customer accounts are written off against the allowance for doubtful accounts, when an account is determined to be uncollectible. Management believes currently that no allowance for doubtful accounts is necessary; however, there can be no assurance that unanticipated future business conditions of customers will not have a negative impact in excess of amounts reserved on the Company’s results of operations.

The Company sells certain of its accounts receivable to a third party financial institution under the terms of a factoring arrangement with recourse. Under the recourse terms of the factoring arrangement, the Company is obligated to repurchase any accounts receivable that the third party financial institution is unable to collect or becomes past due. At the time of the transfer, the Company does not derecognize the accounts receivable from its balance sheet due to the lack of transfer of effective control of the accounts receivable. Therefore, the Company reports its accounts receivable, including accounts transferred to the third party financial institution, and corresponding secured debt on a gross basis in the balance sheets.

Inventory Valuation and Reserves

Manufacturing inventories are valued at the lower of cost or net realizable value using the weighted average method of accounting. Supplies inventory is valued on an average cost basis, with periodic evaluation of diminished utility through a depletion and obsolescence reserve. Certain items in inventory may be considered impaired, obsolete, or in excess quantities, and, as such, the Company may establish an allowance to reduce the carrying value of these items to their net realizable value. Based on certain assumptions and judgments made from the information available at that time, the Company determines the amounts of these inventory reserves as charges to Cost of sales in the statements of comprehensive income (loss). If these estimates and related assumptions or the market changes, the Company may be required to record additional or fewer reserves.

Property and Equipment, Net

Property and equipment are stated at cost. Major additions are capitalized as assets, while maintenance and repairs, which do not improve or extend the lives of assets, are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. Interest costs incurred to finance long-

*	Not covered by the auditor’s report

CONSTELLIUM-UACJ ABS LLC

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2017, 2016*, and 2015*

term construction of assets are capitalized as a component of the asset under construction. Upon retirement or disposition of property and equipment, the cost and accumulated depreciation are removed from the asset accounts, and any resulting gain or loss is included in the statements of comprehensive income (loss).

Impairments

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. Triggering events include a significant change in the extent or manner in which long-lived assets are being used, in the physical condition of the assets, in legal factors, or in the business and regulatory climate that could affect the value of the long-lived assets. The interpretation of such events requires judgment from management as to whether such an event has occurred. When factors indicate that an asset should be evaluated for possible impairment, the Company reviews long-lived assets to assess recoverability from future operations using undiscounted cash flows. Impairments are recognized in the statements of comprehensive income (loss) to the extent that the carrying value exceeds fair value. Fair value is based on discounted estimated cash flows from the future use of the assets.

Revenue Recognition

The Company records revenue when the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the Company’s price to the customer is fixed and determinable, and collectability is reasonably assured. Delivery is not considered to have occurred until the customer assumes the risks and rewards of ownership. Customers take delivery at the time of shipment for sales designated free on board shipping point. For sales designated free on board destination, customers take delivery when the product is received at the customer’s designated site. Sales are recorded net of provisions for returns, discounts, and allowances, including customer specific discounts based on contractual obligations.

The Company’s standard sales terms and conditions allow for the return of certain products within a specified period from the date of shipment. At the time revenue is recognized, the Company considers the recognition of a provision for the estimated amount of future returns, primarily based on historical experience, specific notification of pending returns, or contractual terms with the respective customers.

Aluminum Scrap Sales

Aluminum scrap is produced during the normal manufacturing process or determined as unusable product at later points in the supply chain. Scrap on-hand is sold at contractual or prevailing market prices to market participants, including subsidiaries and affiliates of the parent companies. Sales of scrap and scrap products are recognized at the agreed upon selling price with the buyer and recorded as a reduction to Cost of sales in the statements of comprehensive income (loss).

Shipping and Handling Costs

Shipping and handling costs incurred by the Company totaled $11.2 million, $1.7 million, and $0.2 million for the years ended December 31, 2017, 2016, and 2015, respectively, and are included as a component of Cost of sales in the statements of comprehensive income (loss). Amounts billed to customers related to shipping and handling are included in Net sales in the statements of comprehensive income (loss).

Grants and Incentives

CUA is provided certain government grants and other incentives through programs offered by the Commonwealth of Kentucky, local agencies, and regulated service providers. The programs vary by requirements and conditions—including capital investments, minimum headcount and average employee wage and benefit levels, training programs for state residents, location and capacity of the manufacturing facility, and energy usage, among other criteria—and incentives provided, such as cash refunds, tax abatements, and energy credits. Depending on the nature of the programs and the form of consideration given, the Company recognizes the benefits upon compliance with the relevant program requirements and assurance of receipt. Most consideration received is netted against the applicable expense (e.g., utilities, property taxes, employee costs, etc.) in the statements of comprehensive income (loss), except for cash grants received during 2016 attributable to the development of the property and equipment, which were deducted from the carrying value of the related assets within Property and equipment, net.

Interest Expense, net

Interest expense, net includes interest associated with interest bearing debt from owners and capital leases, factoring

*	Not covered by the auditor’s report

CONSTELLIUM-UACJ ABS LLC

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2017, 2016*, and 2015*

discount fees, bank fees, and other interest charges. Interest expense, net excludes the amount of interest costs incurred to finance the long-term construction projects, which costs are capitalized as a component of property and equipment.

Foreign Currency Translation

Certain supplier and customer transactions are denominated in Euros based on the terms of the respective contracts. The translation of these Euro-denominated transactions into U.S. dollars is performed for balance sheet accounts using exchange rates in effect at each balance sheet date and for revenue and expense accounts using a weighted average exchange rate each month during the year. The gains or losses resulting from the balance sheet translation are included in Foreign currency translation adjustments in the statements of comprehensive income (loss) and are excluded from net income.

Income Taxes

The Company is taxed as a partnership under Subchapter K of the Internal Revenue Code. Therefore, the results of the Company’s operations are included in the taxable income of the individual members. As a result, no provisions for federal or state income taxes are included in the Company’s financial statements.

3.	Recent Accounting Pronouncements

In September 2017, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2017-13, “Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842): Amendments to SEC Paragraphs Pursuant to the Staff Announcement at the July 20, 2017 EITF Meeting and Rescission of Prior SEC Staff Announcements and Observer Comments (SEC Update)” (“ASU 2017-13”), which allows entities that otherwise would not meet the definition of a public business entity except for a requirement to include or the inclusion of its financial statements or financial information in another entity’s filing with the Securities and Exchange Commission (“SEC”) to adopt the new guidance on revenue recognition and leases at the later effective dates specified for all other entities. The Company is considered a public business entity only due to the inclusion of these financial statements in Constellium’s 2017 Annual Report on Form 20-F. The effective dates for each relevant ASU covered by this standard update are noted below.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses – Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”). This standard update changes the methodology used to estimate losses on financial instruments (e.g., trade receivables, loans, debt securities, off-balance sheet credit exposures, etc.) from an incurred loss impairment model to an expected credit loss model. Therefore, ASU 2016-13 replaces the current approach that delays recognition until a probable loss has been incurred with a new approach that estimates an allowance for anticipated credit losses on the basis of an entity’s own expectations. The objective of the new approach for estimating credit losses is to require consideration of a broader range of forward-looking information, which is expected to result in earlier recognition of credit losses on financial instruments. ASU 2016-13 will be effective for the Company for fiscal year 2021 and interim periods within fiscal year 2022. Early adoption is permitted for fiscal years and interim periods beginning after December 15, 2018. The Company is currently in the process of evaluating the impacts on its financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases” (“ASU 2016-02”), which served to update the existing lease standards in accordance with Accounting Standards Codification (“ASC”) Topic 842 – Leases. The new standard requires a lessee to recognize a right-of-use asset and a lease liability for virtually all of its leases (other than leases that meet the definition of a short-term lease). With the issuance of ASU 2017-13, the standard will be effective for the Company for the annual reporting period beginning after December 15, 2019, and for interim periods within fiscal years beginning after December 15, 2020, with early adoption permitted. The Company is in the process of determining the adoption method, as well as the effects the adoption will have on its financial statements, but expects the standard will result initially in relatively small increases to reported long-term assets and liabilities. Management will monitor any new operating leases as it prepares to implement ASU 2016-02, as these could have a more pronounced impact on long-term assets and liabilities than currently anticipated.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”), which outlines a comprehensive revenue recognition model and supersedes most current revenue recognition

*	Not covered by the auditor’s report

CONSTELLIUM-UACJ ABS LLC

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2017, 2016*, and 2015*

guidance. The new standard requires a company to recognize revenue upon transfer of goods or services to a customer at an amount that reflects the expected consideration to be received in exchange for those goods or services. ASU 2014-09 defines a five-step approach for recognizing revenue, which may require a company to use more judgment and make more estimates than under the current guidance. With the issuance of ASU No. 2015-14, “Revenue from Contracts with Customers – Deferral of the Effective Date” and ASU 2017-13, the Company expects to adopt the standard and all related updates for the annual reporting period beginning after December 15, 2018, and for interim periods within fiscal years beginning after December 15, 2019. The new standard and related updates allow for two methods of adoption: (a) full retrospective adoption, meaning the standard is applied to all periods presented; or (b) modified retrospective adoption, meaning the cumulative effect of applying the new standard is recognized as an adjustment to the opening retained earnings balance in the year of adoption. The Company is in the process of determining the adoption method, as well as the effects the adoption will have on its financial statements.

In addition, the FASB-IASB Joint Transition Resource Group for Revenue Recognition (“TRG”) continues to inform the FASB of potential implementation issues related to ASU 2014-09. The FASB has issued a number of technical improvements, practical expedients, and clarifications since 2014. None of the additional ASUs related to contracts with customers are expected to have a material impact on the Company’s adoption of ASU 2014-09.

4.	Inventories, Net

Inventories, net consisted of the following as of December 31, 2017 and 2016 (in thousands):

	December 31, 2017	December 31, 2016
Manufacturing inventories:
Raw materials	$36,176	$18,764
Work in progress	19,018	7,101
Finished goods	12,000	3,308

Total manufacturing inventories	67,194	29,173
Supplies inventory	1,031	830

Total inventories, net	$68,225	$30,003

Manufacturing inventories are stated at the lower of cost or net realizable value based on the weighted average cost method. Reserves for obsolete inventory on-hand were established for inventory designated or expected to be sold as scrap. At December 31, 2017, the Company held obsolete and scrap inventory reserves totalling $1.7 million. No reserves existed as of December 31, 2016.

Supplies inventory includes spare parts and consumable products required to support the manufacturing operations, and is valued on an average cost basis, with the effects of periodic evaluations of diminished utility recorded through a depletion reserve. Increases or decreases to the depletion reserve balance have a corresponding increase or decrease effect on Cost of sales in the statements of comprehensive income (loss). Based on the utilization of supplies inventory and current stocks, no reserves were deemed necessary as of December 31, 2017 and 2016.

*	Not covered by the auditor’s report

CONSTELLIUM-UACJ ABS LLC

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2017, 2016*, and 2015*

5.	Property and Equipment, Net

Property and equipment, net consisted of the following as of December 31, 2017 and 2016 (in thousands):

	Estimated Useful Lives in Years (a)	December 31, 2017	December 31, 2016
Land, buildings and improvements	20 to 40	$53,305	$53,297
Machinery and equipment	3 to 20	149,932	144,780
Furniture, fixtures and other	3 to 10	2,857	1,922
Construction in progress		2,450	5,347

Total cost		208,544	205,346
Less: Accumulated depreciation		(14,283)	(4,637)

Property and equipment, net		$194,261	$200,709

(a)	reflects range of majority of assets per category

Depreciation expense was $9.6 million, $4.6 million, and less than $0.1 million for the years ended December 31, 2017, 2016, and 2015, respectively, and is included in Cost of sales on the statements of comprehensive income (loss).

Equipment capitalized under capital leases was $74.2 million at cost as of both December 31, 2017 and 2016. The associated accumulated depreciation was $5.6 million and $1.9 million as of December 31, 2017 and 2016, respectively.

Capital expenditures for property and equipment included capitalized interest of $3.7 million during the year ended December 31, 2016. No interest was capitalized during the year ended December 31, 2017.

6.	Fair Value of Financial Instruments

Current accounting guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It requires all assets and liabilities that are measured and carried on a fair value basis to be classified and disclosed in one of the following three categories based upon the inputs used to determine fair value measurements (hierarchy based on quality and reliability of inputs):

Level 1 – Quoted prices in active markets for identical assets or liabilities;

Level 2 – Observable market based inputs or unobservable inputs that are corroborated by market data; or

Level 3 – Unobservable inputs that are not corroborated by market data.

The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, short-term borrowings, fixed rate long-term debt, and capital lease obligations. The Company endeavors to utilize the best available information in measuring fair value. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The Company utilizes valuation methodologies to determine the fair values of its financial assets and liabilities in conformity with the concepts of “exit price” and the fair value hierarchy. All valuation methods and assumptions are validated at least quarterly to ensure the accuracy and relevance of the fair values. There were no material changes to the valuation methods or assumptions used to determine fair values during 2017.

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and short-term borrowings approximate their fair value because of the short-term maturity and highly liquid nature of these instruments and are considered Level 1.

There were no Level 3 financial assets or liabilities or transfers into or out of Level 3 during the years ended December 31, 2017 and 2016.

*	Not covered by the auditor’s report

CONSTELLIUM-UACJ ABS LLC

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2017, 2016*, and 2015*

7.	Employee Benefit Plans

Defined Contribution Plans – 401K

The Company maintains defined contribution plans for all of its employees. The Company matches 50% of the employee’s elected deferral up to the first 6% of the employee’s pay. Additionally, the Company makes an annual contribution to the plan based on a defined formula. The Company’s contributions to the plans amounted to $0.3 million, $0.2 million, and less than $0.1 million for the years ended December 31, 2017, 2016, and 2015, respectively. These contributions were recorded in Selling, general, and administrative expenses in the statements of comprehensive income (loss).

8.	Short-Term Borrowings

Factoring Arrangement

On September 6, 2017, CUA (the “Seller”) entered into a receivables purchase agreement (the “Recourse Factoring Agreement”) with Wells Fargo Bank, NA (the “Purchaser” or “Factor”) providing for the recourse sale of certain customer accounts receivable owed to the Seller. The terms of the Recourse Factoring Agreement extend through September 6, 2018, with annual renewals based on certain criteria. The Seller may terminate the agreement by means of written notice of termination 60 days prior to any annual renewal date, and the Purchaser may terminate the contract at any time with 60 days written notice to the Seller. Any uncollected receivables are repurchased from the Factor by the Company at the gross amount of the outstanding receivable. Substantially all of the risks and rewards related to these outstanding receivables are not transferred at the time of each transaction. Hence, the transfer of accounts receivable to the Purchaser does not meet the requirements of a sale, and the cash consideration received is considered borrowings secured by collateral assets (i.e., accounts receivable).

The Company pays the Purchaser an annual facility fee of $62,500 payable on the effective date of the agreement and on each anniversary date.

The Recourse Factoring Agreement provides for a number of termination events, the occurrence of which permits the Purchaser to terminate its obligation to purchase receivables under the Recourse Factoring Agreement. As of December 31, 2017, no termination events had occurred, and the Company was in compliance with all of the covenants related to the Recourse Factoring Agreement. With the execution of this Recourse Factoring Agreement, Constellium U.S. and Tri-Arrows, as lenders to the Company, agreed to subordinate their loans to the obligations payable to the Factor.

At December 31, 2017, the maximum outstanding accounts receivable that can be sold to the Factor was $25.0 million per the terms of the Recourse Factoring Agreement. The outstanding amounts of receivables sold to the Factor were $12.7 million and represent amounts still due from the customers to the Purchaser at December 31, 2017. Control related to these outstanding receivables was not transferred to the Purchaser due to the continuing involvement with the assets, including the Seller’s right to repurchase any uncollected accounts with one-day prior notice. Under the terms of the Recourse Factoring Agreement, the gross amount of the receivables transferred is discounted by an amount based on LIBOR plus 2.75%. As of December 31, 2017, the contract rate was 4.32%.

Accounts receivable sold with recourse under the Recourse Factoring Agreement totaled approximately $41.9 million during the year ended December 31, 2017. This amount represents the aggregate value of receivables transferred to the Purchasers for cash consideration. No historical experience of uncollectible receivables has occurred since the inception of the agreement, and no liability for possible repurchases was necessary at December 31, 2017.

Discount and other fees incurred during the year ended December 31, 2017 under the terms of the Recourse Factoring Agreement totaled $0.2 million, and are included in Interest expense, net in the statements of comprehensive income (loss).

Loans from Members

See Note 9 – Debt for information on short-term borrowings from members extended and reclassified as long-term debt.

*	Not covered by the auditor’s report

CONSTELLIUM-UACJ ABS LLC

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2017, 2016*, and 2015*

9.	Debt

Borrowings consisted of the following as of December 31, 2017 and 2016 (in thousands):

	December 31, 2017	December 31, 2016
	Debt Principal Amount	Debt Principal Amount
Constellium U.S. commited loan facility	$114,240	$—
Tri-Arrows commited loan facility	109,760	—
Capital lease obligations	63,171	48,601

Total debt obligations	287,171	48,601
Less current maturities:
Current portion of capital leases	(6,903)	(5,466)

Total long-term debt	$280,268	$43,135

Loans from Members

The Company’s debt obligations consist of fixed rate committed loan facilities from Constellium U.S. and Tri-Arrows (collectively, the “Issuers”) (“Member Loans”). In accordance with the JV Agreement, the Member Loans were issued to the Company by the parties to the joint venture and include an interest rate of 8.0%, payable in arrears to each of the Issuers on the maturity date for each unpaid draw. On February 8, 2018, the Company and the Issuers amended the agreements to extend the maturity date of the Member Loans to March 31, 2023, with a five year extension thereafter upon written confirmation from the Issuers. Additionally, the annual interest rate on Member Loans was modified to 6.5% of the outstanding principal balance beginning on February 1, 2018. Although subsequent to the balance sheet date, the execution of the amended committed loan facilities agreement with a term greater than one-year and the Issuers ability to honor the terms of these financing agreements resulted in the Company classifying the Member Loans as noncurrent liabilities at December 31, 2017. Prior to this amendment, the Company reported obligations under the Member Loans as short-term borrowings in the balance sheets due to their one-year maturity dates, which were renewable annually with appropriate approvals unless either holder calls the loans by means of 30 days written notice to the Company under the original terms of the facilities agreements.

In certain cases, the Issuers can elect to increase the principal amount of the borrowings for any outstanding interest payments due and not received by the maturity date(s). A quarterly commitment fee of 1% is payable to the Issuers on amounts below the maximum principal amount of borrowings permitted.

The Member Loans were executed by the Issuers and the Company on September 30, 2015 for an initial aggregate draw of $30.0 million, which was subsequently increased to $90.0 million by the end of 2015. The initial draw matured on December 31, 2015; however, the Member Loans were renewed for another year. A one-time non-refundable signing fee was paid in the amount of $450,000 to the Issuers, ratably by the individual amounts loaned. Subsequent principal increases to the committed facilities were facilitated through amendments to the Member Loans, which allowed for additional borrowings by the Company.

During 2016, the Issuers increased the maximum amount of the Member Loans to $164.0 million under the same terms of the previous facility agreements and amendments. At December 31, 2016, the Company had availability of $30.0 million to borrow under the Member Loans facilities arrangements.

On April 18, 2017 and November 27, 2017, the Member Loans were amended to increase the maximum borrowing amount to $184.0 million and $204.0 million, respectively, under similar terms and conditions. On December 28, 2017, the Issuers agreed to increase the maximum amount of the Member Loans to $224.0 million with a maturity date of March 31, 2018 and similar terms to those within the previous facility agreements and amendments. As of December 31, 2017, the Company had no availability to borrow under the Member Loans, as all committed borrowings had been drawn.

The effective interest rate on the Member Loans was 8.0% for 2017, 2016, and 2015. All outstanding principal will be payable to the Issuers on March 31, 2023, unless the extension option is elected.

*	Not covered by the auditor’s report

CONSTELLIUM-UACJ ABS LLC

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2017, 2016*, and 2015*

Minimum Principal Payments

Minimum principal payments due on total long-term debt and capital lease obligations as of December 31, 2017 are as follows for the years indicated (in thousands):

2018	$6,903
2019	11,900
2020	16,670
2021	17,413
2022	8,239
Thereafter	226,046

Total	$287,171

10.	Leases

The Company leases certain equipment used in its manufacturing and office facility. These leases are designated as either capital or operating leases. Future minimum lease payments as of December 31, 2017 for those leases having an initial or remaining non-cancelable lease term in excess of one year are as follows for the years indicated (in thousands):

	Operating Leases	Capital Leases
2018	$50	$10,149
2019	41	14,739
2020	29	18,783
2021	11	18,567
2022	2	8,606
Thereafter	—	2,076

Total minimum future payments	$133	$72,920

Less: imputed interest		(9,749)
Less: current maturities		(6,903)

Long-term capital lease obligations		$56,268

Mitsubishi Equipment Financing Agreement

On April 29, 2015, the Company entered into a non-cancellable lease agreement with Mitsubishi UFJ Lease & Finance (U.S.A.) Inc. (“Mitsubishi Finance”) for equipment acquired by the Company and ownership of which was transferred to Mitsubishi Finance in exchange for cash consideration equal to the value of the equipment purchased (the “Mitsubishi direct financing agreement”). Rights of ownership were transferred to Mitsubishi Finance at the inception of the lease agreement, but control and certain risks of ownership (e.g., responsibility for taxes, repairs and maintenance costs, risk of loss, etc.) of the leased equipment remained with the Company. The Mitsubishi direct financing agreement was for maximum equipment purchases up to $21.1 million and with an original term of five years upon installation of the equipment. The Company is obligated to repurchase all of the leased equipment on an as-is basis for $1.00 at the end of the lease period. The Mitsubishi direct financing agreement provides for a number of termination events, the occurrence of which would require the Company to return all equipment to Mitsubishi Finance. As of December 31, 2017, no events of default existed under the Mitsubishi direct financing agreement.

Tokyo Century Equipment Financing Agreement

On March 31, 2016, the Company entered into a non-cancellable lease agreement with Tokyo Century (U.S.A.) Inc. (“Tokyo Century”) for equipment acquired by the Company and ownership of which was transferred to Tokyo Century in exchange for cash consideration equal to the value of the equipment purchased (the “Tokyo Century master lease agreement”). Rights of ownership were transferred to Tokyo Century at the inception of the lease agreement, but control and certain risks of ownership (e.g., responsibility for taxes, repairs and maintenance costs,

*	Not covered by the auditor’s report

CONSTELLIUM-UACJ ABS LLC

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2017, 2016*, and 2015*

risk of loss, etc.) of the leased equipment were retained by the Company. Under separate borrowing tranches executed on April 5, 2016 and June 20, 2017, the Company entered into equipment financing leases for $30.0 million and $13.0 million, respectively, with terms of six years upon installation of the equipment (collectively, the “Tokyo Century direct financing agreements”). The terms and conditions of the Tokyo Century master lease agreement were incorporated by reference into the Tokyo Century direct financing agreements. The Company has the option to repurchase all of the leased equipment on an as-is basis for $1.00 for each tranche at the end of the respective lease periods. The Tokyo Century master lease and direct financing agreements provide for a number of termination events, the occurrence of which would require the Company to return all equipment to Tokyo Century. As of December 31, 2017, no events of default existed under the Tokyo Century agreements.

Sumitomo Equipment Financing Agreement

On February 28, 2017, the Company entered into a non-cancellable lease agreement with Sumitomo Mitsui Finance and Leasing Company Limited (“Sumitomo”), an affiliate and subsidiary of Sumitomo Corporation, for equipment acquired by the Company and ownership of which was transferred to Sumitomo in exchange for cash consideration equal to the value of the equipment purchased (the “Sumitomo direct financing agreement”). Rights of ownership were transferred to Sumitomo at the inception of the lease agreement, but control and certain risks of ownership (e.g., responsibility for taxes, repairs and maintenance costs, risk of loss, etc.) of the leased equipment were retained by the Company. The Sumitomo direct financing agreement was for equipment purchases of $8.0 million and had a term of six years. The Company has the option to repurchase all of the leased equipment on an as-is basis for $1.00 at the end of the lease period. The Sumitomo direct financing agreement provides for a number of termination events, the occurrence of which would require the Company to return all equipment to Sumitomo. As of December 31, 2017, no events of default existed under the Sumitomo direct financing agreement.

Operating Leases

Rent expense under operating leases—including short-term rentals—is included in both Cost of sales and Selling, general and administrative expenses in the statements of comprehensive income (loss) for the years ended December 31, 2017, 2016, and 2015 as follows (in thousands):

	Years Ended December 31,
	2017	2016	2015
Cost of sales	$9	$90	$—
Selling, general, and administrative expenses	107	33	14

Total rent expense	$116	$123	$14

11.	Commitments and Contingencies

Commitments

As of December 31, 2017, the Company had no commitments for the future purchases of capital equipment or unconditional product purchases.

Contingencies

Future environmental regulations, including those under the Clean Air Act and Clean Water Act, or more aggressive enforcement of existing regulations, may result in stricter compliance requirements for the Company and for the aluminum industry in general.

The Company is a party from time to time in various legal actions arising in the normal course of business, the outcomes of which, in the opinion of management, neither individually nor in the aggregate are likely to have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

*	Not covered by the auditor’s report

CONSTELLIUM-UACJ ABS LLC

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2017, 2016*, and 2015*

Standby Letters of Credit

CUA provides certain third parties with irrevocable letters of credit in the normal course of business to secure its obligations to pay or perform pursuant to the requirements of an underlying agreement or the provision of goods and services. These standby letters of credit are cancelable only at the option of the beneficiary who is authorized to draw drafts on the issuing bank up to the face amount of the standby letter of credit in accordance with its terms. At December 31, 2017, the Company had letters of credit of $0.8 million, of which none was outstanding. These letters of credit supported incentive grants received by the Company based on capital investments and employment thresholds. The standby letters of credit will expire on December 25, 2021, corresponding with the end of the grant review period.

12.	Capital Contributions and Related Matters

In accordance with the JV Agreement, Constellium U.S. and Tri-Arrows are required to maintain the proportionate agreed upon ownership percentages in the Company of 51% and 49%, respectively, through equity cash contributions and loans. Any future contributed capital or additional Member Loans will require a corresponding transaction from the other partner in the joint venture to maintain this structure.

In December 2014, Constellium U.S. and Tri-Arrows contributed $25.5 million and $24.5 million, respectively, of cash to capitalize the Company. In February and March 2015, Constellium U.S. made cash contributions to the Company totaling $5.1 million in each month, and Tri-Arrows contributed $4.9 million of cash to the Company in each of these months as well. The aggregate of these equity infusions constitute Contributed capital on the balance sheets.

13.	Related Party Transactions

Purchase and Services Agreements

On September 15, 2016, Tri-Arrows, UACJ, Wise Alloys LLC, and Constellium Neuf-Brisach SAS (the two latter companies are indirect wholly-owned subsidiaries of Constellium) executed a metal supply agreement with the Company to supply cold rolled coils for auto body sheet products (the “Metal Supply Agreement”). The Metal Supply Agreement is effective for a term of 15 years.

The Company procures raw materials and certain support services from Constellium and its subsidiaries. During the years ended December 31, 2017 and 2016, the Company had net related party purchases from Constellium of $86.9 million and $18.8 million, respectively, included in Inventories, net in the balance sheets and, when consumed, in Cost of sales in the statements of comprehensive income (loss). As of December 31, 2017 and 2016, outstanding related party accounts payable balances due to Constellium totaled $19.0 million and $11.1 million, respectively, which are included in Accounts payable in the balance sheets.

The Company procures raw materials and certain support services from UACJ and its affiliated companies. During the years ended December 31, 2017 and 2016, the Company had net related party purchases from UACJ and its affiliated companies of $108.7 million and $26.3 million, respectively, included in Inventories, net in the balance sheets and, when consumed, in Cost of sales in the statements of comprehensive income (loss). As of December 31, 2017 and 2016, outstanding related party accounts payable balances due to UACJ totaled $2.1 million and $4.1 million, respectively, which are included in Accounts payable in the balance sheets.

During the year ended December 31, 2017, the Company also incurred $0.9 million in leasing costs related to its lease agreement with Sumitomo.

The Company sells aluminum scrap to Tri-Arrows as a means of disposition of unusable materials resulting from the normal manufacturing process and damaged or returned products without an alternative best use. The Company sold $30.6 million and $9.3 million of aluminum scrap to Tri-Arrows during 2017 and 2016, respectively, included as a reduction to Cost of sales in the statements of comprehensive income (loss). As of December 31, 2017 and 2016, accounts receivable balances due from Tri-Arrows for scrap sold totaled $2.4 million and $1.4 million, respectively, which are included in Accounts receivable in the balance sheets.

*	Not covered by the auditor’s report

CONSTELLIUM-UACJ ABS LLC

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2017, 2016*, and 2015*

14.	Subsequent Events

The Company has evaluated subsequent events through February 15, 2018, the date that these financial statements were available to be issued.

Amendments to the Member Loans

On February 8, 2018, the Company and the Issuers amended the Member Loans to extend the maturity date to March 31, 2023, with a five year extension thereafter upon written confirmation from the Issuers. Additionally, the annual interest rate on Member Loans was modified to 6.5% (from 8.0%) of the outstanding principal balance commencing February 1, 2018.

Refer to Note 9 – Debt for details on the amendments.

Amendment to the Metal Supply Agreement

On February 8, 2018, the Company, Tri-Arrows, UACJ, Constellium Muscle Shoals LLC (formerly known as Wise Alloys LLC), and Constellium Neuf Brisach SAS agreed to amend the Metal Supply Agreement. Effective retroactively to January 1, 2018, the amendment changes the metal and conversion pricing formula and extends the payment terms under the Metal Supply Agreement. Additionally, a review of the new conversion price and payment terms for purchased materials shall be performed to determine the applicable provisions to be effective after January 1, 2020. The original 15-year term of the agreement remains unchanged.

Amendment to the Amended and Restated Joint Venture Agreement

On February 8, 2018, the parties to the joint venture amended the joint venture agreement to define terms for the sale of aluminum scrap by the Company to Constellium and Tri-Arrows. The amendment, which is effective as of January 1, 2018, outlines pricing and payment terms for the sale of scrap for an initial term of two years. Constellium Muscle Shoals LLC and Tri-Arrows possess a right of first refusal to purchase any scrap material produced by the Company during the manufacture of BiW products. The Company is allowed to sell aluminum scrap to a third party willing to pay a price greater than the stated price in the amendment if Constellium Muscle Shoals LLC and Tri-Arrows elect not to match the third party offer.

*	Not covered by the auditor’s report